                                                                      EXHIBIT 12

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (AMOUNTS IN MILLIONS)

                                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------------------------
                                                                         2003          2002          2001         2000
                                                            2004       RESTATED      RESTATED      RESTATED     RESTATED
                                                         ----------   ----------    ----------    ----------   ----------
EARNINGS
   Income (loss) before income taxes and cumulative
      effect of change in accounting principle           $    147.4   $    (50.7)   $    (60.8)   $      0.4   $    140.8
   Adjustments:
       Minority interest in losses of consolidated
          subsidiaries                                           --           --            --            --           --
       Undistributed (income) loss of less than 50%
          owned investments                                      --           --            --            --           --
       Distributions from less than 50% owned
          investments                                            --           --            --            --           --
       Fixed charges                                          118.0        123.7         107.7          94.8        106.6
                                                         ----------   ----------    ----------    ----------   ----------
   Earnings                                                   265.4         73.0          46.9          95.2        247.4
                                                         ----------   ----------    ----------    ----------   ----------
COMBINED FIXED CHARGES, INCLUDING PREFERRED ACCRETION
   Interest expense, including debt discount
      amortization                                             92.1         99.9          92.6          86.7        100.2
   Accretion of redeemable convertible preferred
      stock                                                      --           --            --            --           --
   Amortization/writeoff of debt issuance costs                 4.6          5.5           4.8           3.8          3.5
   Portion of rental expense representative of
      interest factor (assumed to be 33%)                      21.3         18.3          10.3           4.3          2.9
                                                         ----------   ----------    ----------    ----------   ----------
   Fixed charges                                         $    118.0   $    123.7    $    107.7    $     94.8   $    106.6
                                                         ----------   ----------    ----------    ----------   ----------
RATIO OF EARNINGS TO COMBINED FIXED CHARGES                     2.2x          --(1)         --(1)        1.0x         2.3x
                                                         ==========   ==========    ==========    ==========   ==========
AMOUNT OF EARNINGS DEFICIENCY FOR COVERAGE OF COMBINED
   FIXED CHARGES                                         $       --   $     50.7    $     60.8    $       --   $       --
                                                         ==========   ==========    ==========    ==========   ==========

         (1)      Less than 1.0x